Exhibit 4.45

SHARE PURCHASE AGREEMENT

BY AND AMONG

GLOBAL INTERSERV (B.V.I.) INC.

GLOBAL INTERSERV (CAYMANS) INC.

AND

PERFECT GAME HOLDING LIMITED

DATED         DECEMBER 8, 2008

Section 9.13.	Severability	35
Section 9.14.	Headings, Internal References	35
Section 9.15.	Counterparts and Effectiveness	35

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of December 8, 2008 by and among:

(1)	Global InterServ (B.V.I.) Inc., a British Virgin Islands Company (the “Seller”);

(2)	Global InterServ (Caymans) Inc., a Cayman Islands company (the “Company”); and

(3)	Perfect Game Holding Limited, a British Virgin Islands Company (the “Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is the sole record and beneficial owner of all the Shares (as defined hereinafter) and desires to sell such Shares to Buyer, and Buyer desires to purchase such Shares from Seller, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any statute, law, ordinance, rule, regulation, order, judgment, legal process or other requirement of any Governmental Entity applicable to such Person or any of its properties or assets.

“Business Day” means any day which is not a Saturday, Sunday or other day on which banks in the PRC or Hong Kong are required or authorized by Applicable Law to be closed.

“Disclosure Letter” means a disclosure letter delivered to the Buyer by the Seller and the Company on November 20, 2008, which will be updated with respect to events happened thereafter as of Closing.

“Encumbrance” means a lien, pledge, mortgage, claim, encumbrance, security interest, option, charge or restriction of a similar nature.

“Environmental Claim” means any written or oral notice, claim, demand, order, action, suit, complaint, proceeding or other communication by any Person alleging liability or potential liability (including any liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) on the part of the Company or any of its Subsidiaries arising out of, relating to, based on or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Substances at any location, whether or not owned, leased or operated by any of the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (c) otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Law” means any and all statutes, laws, ordinances, rules, regulations, orders, judgments or other requirement of any Governmental Entity regulating, relating to or imposing liability or standards of conduct concerning the protection of the environment, including laws relating to Hazardous Substances.

“Environmental Permits” means any and all Permits required under any Environmental Law.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means an escrow agreement entered into by and among the Buyer, the Seller and the Escrow Agent on November 14, 2008.

“GAAP” means the generally accepted accounting principles in the relevant jurisdiction.

“Governmental Entity” means any governmental authority, court, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, molds, asbestos, pollutants, contaminants, radioactivity and any other substances of any kind, that are regulated pursuant to or could give rise to liability under any Environmental Law.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IASB” means the International Accounting Standards Board.

“IFRS” means the body of pronouncements issued by the IASB, including International Financial Reporting Standards and Interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee.

“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology and how-how; (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source indicators, including all goodwill associated therewith, (c) copyrights and works of authorship in any medium, including computer programs, hardware, firmware, software, applications, files, Internet site content, databases and compilations, documentation and related items and (d) trade secrets, ways of doing business and confidential information.

“IS Chengdu” means , a Subsidiary of the Company in which 100% of the equity interests are owned by IS Shanghai.

“IS Shanghai” means , a Subsidiary of the Company in which 100% of the equity interests are owned by the Company.

“ISTW” means InterServ International Inc., a company incorporated under the laws of Taiwan.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on the business, assets, prospects, operations, condition (financial or otherwise), results of operations or registered capital of the Company and its Subsidiaries taken as a whole.

“Ordinary Shares” means ordinary shares, currently with a par value of US$1 each, in the capital stock of the Company.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, charter, memorandum of association, articles of association, by-laws, partnership agreement, operating agreement, limited liability company agreement or other organizational or constitutional documents of such Person.

“Owned Intellectual Property” means all Intellectual Property owned by either the Company or any of its Subsidiaries.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), Governmental Entity or other entity.

“PRC” means the People’s Republic of China.

“Proposed Transfer Date” means the Proposed Transfer Date as defined in the Escrow Agreement.

“Renminbi” or “RMB” means the lawful currency of the PRC.

“Reviewed Tax Return” means the Company’s annual corporate income tax return.

“Shares” means 6,000,000 Ordinary Shares.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or any other entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, securities or other interests the holders of which are generally entitled to at least 50% of the vote for the election of the board of directors or other similar governing body of such entity, or otherwise having the power to direct the business and policies of that entity.

“Tax” or “Taxes” means any tax imposed on the income, properties or other operations of the relevant entity, together with any interest, repayment supplement, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document or amendment thereto (including any related or supporting information) filed or required to be filed with a Governmental Entity in connection with any Tax.

“to the knowledge of” means to the actual knowledge after reasonable investigation.

“U.S. Dollar” or “US$” means the lawful currency of the United States.

(b) The following terms have the meanings set forth in the Sections set forth below:

Term	Section
Agreement	Preamble
Audited Financial Statements	3.12
Benefit Plans	3.21(a)
Buyer Party	8.2
Closing	2.3
Closing Date	2.3
Company Party	8.2
Company Securities	3.8
Employees	3.21(a)
Indemnified Party	8.5
Indemnifying Party	8.5
Interim Financial Statements	3.12(a).
Financial Statements	3.12.
Lease Agreements	3.19(b).

Term	Section
Losses	8.2
Management Accounts	3.12(a)
Material Contract	3.11(b)
Permits	3.10
Properties	3.19(a)
Purchase Price	2.2
Receivers’ Account	8.7
Seller Party	8.3

Section 1.2. Rules of Construction

(a) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(b) Any reference to any provision of a statute, rule, regulation, order or similar authority shall be deemed to refer to any successor or amendment to such provision.

ARTICLE II

PAYMENT DATE; PURCHASE AND SALE

Section 2.1. Purchase and Sale Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell, assign, transfer and convey to the Buyer, and the Buyer agrees to purchase, all of the Seller’s right, title and interest in and to the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.2.

Section 2.2. Purchase Price The purchase price for the Shares shall be US$23,000,000 (the “Purchase Price”), net of taxes that shall be withheld by the Buyer, if any.

Section 2.3. Closing The closing of the purchase and sale of the Shares hereunder (the “Closing”) shall take place at the offices of Lee, Tsai & Partners, located at 14F-C, No. 567, Weihai Rd., Shanghai 200041, China, concurrently with the satisfaction of all conditions and delivery obligations of the parties set forth herein (the “Closing Date”).

(a) At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer:

(i) An original share certificate representing the Shares duly issued to the Buyer in customary form and the duly executed instrument of transfer regarding the transfer of the Shares to the Buyer;

(ii) A copy certified by the director of the Company of the updated registers of members of the Company reflecting the Shares owned by the Buyer;

(iii) all consents, authorizations or approvals required for each Material Contract requiring a consent or other action by any Person as a result of the execution, delivery or performance of this Agreement, each as listed on Schedule 2.3(a)(iii) attached hereto, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked;

(iv) evidence of the approval of this Agreement and the transactions contemplated hereby by (A) the board of directors and shareholders of the Seller and (B) the shareholders of ISTW through a duly convened shareholders’ meeting; and

(v) a duly signed agreement in the form of Schedule 2.3(a)(vi) (“the ROC Agreement”), which will be used for making official filings to the Government Entity including but not limited to PRC divestment to the ROC government. All the parties hereto agree that the ROC Agreement is just signed for the purpose of convenience of filing with the ROC government, and in the event of any inconsistency between this Agreement and the ROC Agreement, this Agreement shall prevail.

(vi) the resignation letters of those directors who shall be resigned from the board of the Company and its Subsidiaries, as mutually agreed by both parties.

(vii) the various certificates, instruments, and documents referred to in Section 6.1(a) and (b) below.

(b) At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller:

(i) evidence of the approval of this Agreement and the transactions contemplated hereby by the board of directors of the Buyer.

(ii) the various certificates, instruments, and documents referred to in Section 6.2(b) below.

(c) Three (3) Business Days after the execution of this Agreement, US$22,000,000 of the Purchase Price shall have been deposited by the Buyer to the Escrow Agent according to the Escrow Agreement, and all the funds (including interest accrued) shall be released to the Seller on the Closing Date; provided that at least five (5) Business Days prior to the proposed Closing Date, the Seller shall have sent to the Buyer, and the Buyer shall have received from the Seller, a duly signed certification in the form of Schedule 3 of the Escrow Agreement, which shall have been sent concurrently to the Escrow Agent, together with all attachments required therein. The date the Buyer receives the above certification is referred to as the Pre-Closing Date.

(d) The Buyer shall pay the Seller any remaining Purchase Price on the Closing Date by wire transfer of immediately available funds to the following account of the Seller:

Bank: The Shanghai Commercial & Savings Bank, Ltd

Branch: Offshore Banking Branch

Address: 2, Min Chuan East Road, Sec 1, Taipei, Taiwan, R.O.C.

Account Name: Global InterServ (B.V.I.) Inc

Account Number: 27108000032858

Swift Code: SCSBTWTP027

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, the Seller and the Company, jointly and severally, represent and warrant to Buyer that as of the Pre-Closing date and as at Closing:

Section 3.1. Authorization The execution, delivery and performance by each of the Seller and the Company of this Agreement and the consummation by each of them of the transactions contemplated by this Agreement, are within its respective power and legal rights and its power and authority and have been duly authorized by all necessary action (corporate or other). This Agreement has been duly authorized, executed and delivered by each of the Seller and the Company, and constitutes a valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms.

Section 3.2. No Conflicts by the Company The execution, delivery and performance of this Agreement and the consummation by each of the Seller and the Company of the transactions contemplated by this Agreement will not (a) result in a violation of the provisions of its Organizational Documents or the Organizational Documents of the Subsidiaries of the Company, (b) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with or without the giving of notice, the lapse of time or both) a default under, any agreement or instrument to which any of the Seller, the Company or its Subsidiaries is a party or by which any of them is bound or to which any of any of their properties or assets is subject, (c) result in a violation of any Applicable Law applicable to any of the Seller, the Company or its Subsidiaries or (d) result in the imposition or creation of any Encumbrance on any equity interest in the Company or its Subsidiaries, except in the case of clauses (b), (c) or (d), to the extent that any such events could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to this Agreement to perform their respective obligations hereunder or consummate the transactions contemplated hereby.

Section 3.3. Absence of Further Requirements No consent, approval, authorization, order, registration, filing or qualification of or with any third party or Governmental Entity having jurisdiction over each of the Seller and the Company or any of its properties or assets is required for the consummation by it of the transactions contemplated by this Agreement, except such consents, approvals, authorizations, orders, registrations, filings or qualifications (a) identified in Schedule 3.3 or (b) as have been duly obtained or made by it and are in full force and effect.

Section 3.4. Shares. The Seller is the record and beneficial owner of the Shares, free and clear of any Encumbrances. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will receive good and valid title to such Shares, free and clear of any Encumbrances.

Section 3.5. No Legal Proceedings. There is no legal action, dispute, claim, suit, investigation or other proceeding by or before any Governmental Entity or arbitration pending, or to the knowledge of the Seller or the Company, threatened (a) seeking to restrain or prohibit the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein or (b) that could reasonably be expected to have a material adverse effect on the ability of the parties to this Agreement to perform their respective obligations under this Agreement or consummate the transactions contemplated thereby.

Section 3.6. No Brokers’ Fees. None of the Seller, the Company or any of their respective Affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees or any other similar fees or commissions in connection with the transactions contemplated by this Agreement for which the Buyer or any of its Affiliates has or could have any liability.

Section 3.7. Organization and Standing of the Company. Except as otherwise set forth in the Disclosure Letter, each of the Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Seller and the Company has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted where the failure to obtain such would have a Material Adverse Effect on the Company or would have a material adverse effect on the transactions contemplated hereunder. Each of the Seller and the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Seller and the Company have provided to the Buyer true and complete copies of the Organizational Documents of each of the Seller and the Company.

Section 3.8. Capitalization of the Company. The authorized share capital of the Company consist of 2,000,000 Ordinary Shares. There are outstanding 6,000,000 Ordinary Shares and total paid-in investment is in the amount of USD 4,487,000. All outstanding shares of capital stock of the Company have been duly authorized, validly issued and non-assessable. Except as set forth in this Section 3.8, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants or other rights to acquire from the Company or any other Person, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the securities listed in clauses (i), (ii) and (iii) of this Section 3.8(b) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.9. Organization and Standing of the Subsidiaries The Company has only two Subsidiaries, IS Shanghai and IS Chengdu. Except as otherwise set forth in the Disclosure Letter, each of the Subsidiaries of the Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own, lease and operate its properties and assets and conduct its business as currently conducted, and has been duly qualified or otherwise authorized to do business and is in good standing in each jurisdiction where the ownership, lease or operation of its properties and assets or the conduct of its business requires such qualification or authorization, except such jurisdictions where the failure to be so qualified or authorized or in good standing would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock or registered capital of each Subsidiary have been duly authorized, validly issued, are fully paid and non-assessable and owned as set forth on Schedule 3.9 and all such shares of capital stock or registered capital owned by the Company or its Subsidiaries are owned free and clear of any Encumbrances. None of the outstanding shares of capital stock or registered capital of the Subsidiaries has been issued in violation of any preemptive or similar rights. There are no outstanding rights to subscribe for, redeem, acquire, convert into or exchange for, options, warrants, calls, puts or other rights relating to, the sale, purchase, issuance or voting of any shares of the capital stock or registered capital of the Subsidiaries. The Seller and the Company have provided to the Buyer true and complete copies of the Organizational Documents of the Subsidiaries.

Section 3.10. Compliance with Applicable law. Except as set forth in the Disclosure Letter, each of the Company and its Subsidiaries (a) is in compliance with the provisions of its Organizational Documents and all Applicable law and (b) has duly obtained and possesses all permits, concessions, grants, franchises, licenses and other governmental authorizations, agreements and approvals (collectively “Permits”) necessary for the conduct of its business in all material respects as currently conducted. Each Permit is in full force and effect, there are no proceedings pending or, to the knowledge of the Seller or the Company, threatened which would result in the revocation, cancellation, suspension or modification of any Permit.

Section 3.11. Material Contracts.

(a) Except as set forth in the Disclosure Letter, none of the Company or its Subsidiaries is a party to or bound by:

(i) any agreement for the purchase or lease of materials, real property, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by the Company or any Subsidiary of RMB300,000 or more or (B) aggregate payments by the Company or any Subsidiary of RMB300,000 or more;

(ii) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company or any Subsidiary of RMB300,000 or more or (B) aggregate payments to the Company or any Subsidiary of RMB300,000 or more;

(iii) any collective labor agreement;

(iv) any partnership, joint venture or other similar agreement;

(v) any contract relating to (A) the acquisition of any business or a substantial portion of the assets of any business or (B) the disposition of all or a substantial portion of the assets of the Company or any Subsidiary (whether by merger, sale of equity interests, sale of capital stock, sale of assets or otherwise);

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), including any pledge, guarantee, security agreement, mortgage or similar Encumbrance, except, in the case of the deferred purchase price of property, incurred in the ordinary course of business consistent (in amount and kind) with past practice;

(vii) any material license, franchise or other similar agreement relating to Intellectual Property;

(viii) any material agency, dealer, sales representative, marketing or other similar agreement;

(ix) any other agreement material to the business, financial position or condition or results of operations of the Company;

(x) any agreement with any director, officer or key employee of the Company or any Subsidiary (other than any such person’s employment agreement, all of which agreements are substantially the same other than with respect to salary and a form of which standard agreement is set forth in Schedule 3.13(a)(x)); and

(xi) any agreement between the Company or any Subsidiary, on the one hand, and any equityholder of the Company or any Subsidiary or Affiliate of any of the foregoing or other Person in which any of the foregoing has a direct or indirect interest, on the other hand.

(b) Each agreement required to be disclosed pursuant to Section 3.11(a) (each, a “Material Contract”), is in full force and effect and is valid and binding on the Company or Subsidiary that is a party thereto. Except as set forth in the Disclosure Letter, none of the Company or any Subsidiary is or is alleged to be in violation or breach of, or default under, any such Material Contract and there does not exist any condition or event that, with the giving of notice, the lapse of time or both, would constitute a default by the Company or any Subsidiary under any Material Contract. The Seller and the Company have delivered to the Buyer true and complete copies of each of the Material Contracts.

Section 3.12. Financial Statements.

(a) The Seller and the Company shall have delivered to the Buyer the audited balance sheet of the IS Shanghai and IS Chengdu as at the end of fiscal year 2007 and the related statements of income and cash flows for fiscal year 2007, prepared in accordance with PRC GAAP and as audited by a qualified accounting firm (the “Audited Financial Statements”). The Seller and the Company shall have delivered as at the date hereof each of the following documents available as at such date, and as of the Closing Date each of the remaining following documents: (i) the unaudited and unreviewed balance sheet of the Company as at the end of fiscal year 2007 and the related statements of income and cash flows for the fiscal year 2007, and the unaudited and unreviewed balance sheet of the Company, IS Shanghai and IS Chengdu as at October 31, 2008 and the end of each fiscal quarter from January 1, 2008 to the Closing Date, excluding the quarter in which the Closing Date falls, and the immediately preceding quarter if the Closing Date falls upon or prior to the 45th day after the end of such quarter, and the related statement of income and cash flows for the period then ended, each prepared in accordance with PRC GAAP (the “Interim Financial Statements”). For the avoidance of doubt, if the Closing Date occurs on or prior to the forty-fifth day after the end of any proceeding quarter, the Seller and the Company shall not be requested to deliver the Interim Financial Statements for the immediately preceding quarter the Audited Financial Statements together with the Interim Financial Statements, the “Financial Statements”). The Financial Statements (A) were prepared in accordance with PRC GAAP consistently applied, subject, in the case of the Interim Financial Statements, to year-end adjustments consistent with past practice, (B) present fairly, in all material respects, the financial position, results of operation and cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis or unconsolidated basis, as the case may be, as of the dates thereof or for the periods then ended and (C) are in all material respects consistent with the books and records of the Company and its Subsidiaries. All such books and records have in all material respects been maintained accurately and in accordance with IFRS or PRC GAAP and Applicable Law.

(b) The Company maintains a system of internal accounting controls that provide reasonable assurance that transactions of the Company and its Subsidiaries and access to and use of their assets are executed in accordance with management’s authorizations, and their books, records and accounts are duly and accurately kept to ensure compliance with the applicable GAAP.

Section 3.13. Absence of Undisclosed Liabilities. Except as set forth in the Disclosure Letter, to the knowledge of the Seller, the Company or the Subsidiaries, none of the Company and its Subsidiaries (a) has any indebtedness, claims, commitments, liabilities or obligations except (i) to the extent disclosed or reserved against in the Financial Statements, (ii) for liabilities and obligations that were incurred after the end of the relevant period of the Financial Statements in the ordinary course of business consistent (in amount and kind) with past practice and that in the aggregate are not material, (iii) for trade or business obligations incurred after the end of the relevant period of the Financial Statements in the ordinary course of business consistent (in amount and kind) with past practice or (iv) other claims, commitments, liabilities or obligations incurred in the ordinary course of business, consistent (in amount and kind) with past practice and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (b) is party to any earn-out or other similar contingent pay-out arrangement or equity claim.

Section 3.14. Absence of Changes. Except as set forth in the Disclosure Letter, since October 31, 2008, none of the Company or any of its Subsidiaries has any of the following without the Buyer’s prior written consent, provided however that if any of the following (except for Item (a), (n) and (o)) is to happen in the ordinary course of operations according to arms’ length transaction terms, the Seller may seek the Buyer’s prior written consent, which consent shall not be unreasonably withheld:

(a) suffered any Material Adverse Effect;

(b) incurred, assumed, guaranteed or discharged any indebtedness, Encumbrance, claim, commitment, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for (i) current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent (in amount and kind) with past practice and (ii) the payment of such current liabilities;

(c) sold, transferred, leased or licensed to others or otherwise disposed of, or purchased or acquired any material assets, property, business or assets, tangible or intangible, except for products sold or acquired in the ordinary course of business consistent with past practice, or canceled or compromised any debt, claim, commitment, obligation or liability or waived or released any right of substantial value, other than in the ordinary course of business consistent (in amount and kind) with past practice, and not in the aggregate material;

(d) terminated, cancelled, materially modified or received any notice of termination of any Material Contract;

(e) made any material loans, advances or capital contributions to, or investments in, any Person;

(f) suffered any damage, destruction or loss (whether or not covered by insurance), in any case or in the aggregate, in excess of RMB1,000,000;

(g)(i) assigned, transferred or granted any rights under, or entered into any agreement or settlement regarding the breach, misappropriation, infringement or violation of, any Intellectual Property, or modified any existing rights with respect thereto or (ii) settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Intellectual Property;

(h) made any increase in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or promised to pay (in either case in writing or orally), conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any present or former director, officer, employee or consultant, of any of the Company and its Subsidiaries, except for any increase, payment or agreement or promise to pay in the ordinary course of business consistent (in amount and kind) with past practice;

(i) made any change in its accounting, auditing or tax methods, practices or principles, except to the extent required by IFRS, PRC GAAP or Applicable law;

(j) made or rescinded any express or deemed election relating to Taxes, amended any Tax Return or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

(k) paid or agreed to pay any legal, accounting, brokerage, finder’s fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby that have not been paid;

(l) deferred or agreed to defer payment of any payables or accelerated or agreed to accelerate the collection of any receivables (other than deferments or accelerations made in the ordinary course of business consistent (in amount and kind) with past practice and not, in the aggregate, material);

(m) made any grant of credit to any customer or distributor on terms materially more favorable than had been extended to that customer or distributor in the past or, if materially more favorable than had been extended in the past, was, in the reasonable determination of the Company, necessary or advisable to be competitive with offers and arrangements being made by competitors of the Company;

(n) other than the transactions contemplated by this Agreement, amended its Organizational Documents or merged with or into or consolidated with any other Person, subdivided, combined or in any way reclassified any of its equity securities or registered capital or changed or agreed to change in any manner the rights of its outstanding equity securities or registered capital or the character of its business;

(o) made any declaration of, or set aside or paid, any dividend or other distribution (whether in cash, stock, equity interests or other property) with respect to the shares of capital stock or registered capital of the Company and its Subsidiaries, or issued, pledged or sold any shares of capital stock or equity interests in the registered capital of, or other equity interest in, the Company and its Subsidiaries, or any other securities or rights (including the grant of any stock options), convertible into or exchangeable for or conferring the right to purchase shares of capital stock of, or other equity interests in, the Company and its Subsidiaries (or entered into any agreement, arrangement or other understanding with respect to the foregoing) or directly or indirectly purchased, redeemed, retired or otherwise acquired any shares of capital stock of, or other equity interests in, the Company and its Subsidiaries or other securities convertible into, exchangeable for or conferring the right to purchase shares of capital stock of, or other equity interest in, the Company and its Subsidiaries (or entered into any agreement, arrangement or other understanding with respect to the foregoing);

(p)(i) loaned or advanced money or other property (other than, with respect to advances, advances made in connection with Company employees’ business related travel needs and made in the ordinary course of business consistent (in amount and kind) with past practice) to any present or former director, officer, employee or consultant of any of the Company and its Subsidiaries in an amount exceeding RMB100,000, (ii) established, adopted, entered into, amended or terminated any Benefit Plan, collective labor agreement (other than as may be required by the terms of an existing Benefit Plan or collective labor agreement, or as may be required by Applicable Law), or (iii) granted any equity or equity-based awards to any present or former director, officer, employee or consultant of any of the Company and its Subsidiaries;

(q) materially changed its policy and practice of keeping confidentiality of its confidential or proprietary information; or

(r) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

Section 3.15. Product Warranties. Except as set forth in the Disclosure Letter and except for warranties implied by Applicable Law, (a) there are no warranties furnished by any of the Company and its Subsidiaries to customers or distributors express or implied, written or oral, with respect to the products sold by any of the Company and its Subsidiaries, and (b) the aggregate dollar value of all claims with respect to any such warranty currently pending or, to the knowledge of the Seller or the Company, threatened, does not exceed the reserve therefor set forth in the Financial Statements. There are no facts that indicate that the reserves for product warranties reflected in the Financial Statements are materially understated. The Disclosure Letter includes a copy of the form of all written warranties furnished by any of the Company and its Subsidiaries to purchasers of any product or service sold or provided by the Company or any of its Subsidiaries. In the two (2) year period prior to the date hereof, there has not been any product recall of any product sold or developed by the Company or any of its Subsidiaries.

Section 3.16. Effect of Transaction. No creditor, employee, consultant, customer, distributor, supplier or other Person having a material business relationship with the Company or any of its Subsidiaries has informed the Company or any of its Subsidiaries that such Person intends to change its relationship with the Company or any of its Subsidiaries because of any of the transactions contemplated hereby, and to the knowledge of the Seller and the Company, no such Person has any such intent.

Section 3.17. Receivables. The receivables of each of the Company and its Subsidiaries that are reflected in the Financial Statements, and all such receivables which have arisen since the date of the Financial Statements, have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, and the Seller has no reason to believe that such receivables are not collectible in the ordinary course of business consistent with past practice. There are no facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefore set forth in the Financial Statements. There has not been any material adverse change in the collectability of such receivables since the end of the previous fiscal year.

Section 3.18. Suppliers. The Disclosure Letter sets forth a list of the suppliers of each of the Company and its Subsidiaries (taken as a whole) and all sole source suppliers of the Company and its Subsidiaries for the period from the beginning of the previous fiscal year through the date hereof. Except as set forth in the Disclosure Letter, during such period, none of the suppliers referred to in the preceding sentence has canceled in whole or materially reduced its agreement or commitment to supply services or supplies to the applicable Company or Subsidiary (or threatened to do any of the foregoing in a manner reasonably likely to have such result). To the knowledge of the Seller and the Company, the relationship of each of the Company and its Subsidiaries with each of its material suppliers is a normal commercial working relationship.

Section 3.19. Title to Properties; Absence of Liens and Encumbrances, Etc.

(a) Except as set forth in the Disclosure Letter, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, the real property (including warehouses), personal property and assets used by the Company and its Subsidiaries in their business (collectively, the “Properties”), free and clear of all Encumbrances.

(b) The Disclosure Letter sets forth a true and correct schedule of all real property owned or leased by the Company or its Subsidiaries, listing the address and use of each such real property, and in the case of owned real property, the owner thereof, in the case of leased property, the lessor and lessee, or sublessor and sublessee, under all leases, subleases and other occupancy agreements, together with any amendments, modifications and supplements thereto (the “Lease Agreements”).

(c) The Seller and the Company have provided the Buyer with a true and complete copy of each land use right certificate and house ownership certificate issued by relevant Governmental Entities in respect of owned real property and each Lease Agreement in respect of leased real property. Except as set forth in the Disclosure Letter, each Lease Agreement is the legal, valid, binding, duly registered and enforceable obligation of the respective parties thereto, and all rent and other material sums and charges payable by the Company or its Subsidiaries thereunder are current. None of the Company or its Subsidiaries is in default under, or has received a notice of default with respect to, any Lease Agreement under which it is the lessee of real property. Neither the Company nor any of its Subsidiaries has received any notice from the other party to any Lease Agreement of the termination thereof.

(d) There is no pending or, to the knowledge of the Seller or the Company, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Properties, and neither the Company nor any Subsidiary has received any written or oral notice of any of the same.

Section 3.20. Intellectual Property.

(a) The Disclosure Letter contains a true and complete list of each of the registrations and applications for registrations and other Intellectual Property included in the Owned Intellectual Property. The Disclosure Letter contains a true and complete list of all agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding “click-wrap” or “shrink-wrap” licenses for off-the-shelf personal computer software that is made generally commercially available on nondiscriminatory pricing terms) to which the Company or any of its Subsidiaries is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property. Except pursuant to in-license agreements which are set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries have any obligation to compensate or account to any Person for the use of any of the Company’s or any of its Subsidiaries’ Owned Intellectual Property or Licensed Intellectual Property. The Disclosure Letter sets forth all material third party components, whether hardware, firmware or computer software, that are incorporated in or provided by the Company or any of its Subsidiaries with the Company’s or any of its Subsidiaries’ products or services, or that are otherwise necessary for the manufacture of the Company’s or any of its Subsidiaries’ products or the provision of the Company’s or any of its Subsidiaries’ services.

(b) The Licensed Intellectual Property and the Owned Intellectual Property together constitute all the Intellectual Property and components necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted, including the design, manufacture, license and sale of products and provision of services, and as proposed by the Company or any of its Subsidiaries to be conducted. There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property. Without limiting the foregoing, neither the Company nor any Subsidiary has granted any licenses to the Owned Intellectual Property or the technology of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has given to any Person an indemnity in connection with any Intellectual Property.

(d) To the knowledge of the Seller, the Company or the Subsidiaries, none of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Seller or the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property or the Licensed Intellectual Property, (ii) alleging that the use of the Owned Intellectual Property or the Licensed Intellectual Property or any services provided, processes used or products manufactured, used, imported or sold by the Company or any Subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property of any third party or (iii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property of any third party. None of the computer software currently used or contemplated to be used in the Company’s or any of its Subsidiaries’ products or services is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement in such a way that would obligate the Company or any Subsidiary to make its source code available to third parties or publish its source code. Neither the Company nor any of its Subsidiaries has entered into any agreement requiring the Company or its Subsidiaries to place the software source code or other technology in escrow so that a licensee or other third party might obtain access to it upon the occurrence of any release condition. No such release event has occurred which could result in the release of source code to a licensee or other third party. Neither the Company nor any of its Subsidiaries has made any submission or suggestion or are subject to any agreement with standards bodies or other entities that would obligate the Company or any Subsidiary to grant licenses to or otherwise impair its control of its Owned Intellectual Property.

(e) None of the Owned Intellectual Property or Licensed Intellectual Property material to the operation of the business of the Company and its Subsidiaries has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Seller or the Company, all such Owned Intellectual Property and Licensed Intellectual Property are valid and enforceable.

(f) The Company and its Subsidiaries (i) hold all right, title and interest in and to all Owned Intellectual Property and all of the Company’s and its Subsidiaries’ licenses under the Licensed Intellectual Property, free and clear of any Lien; and (ii) have a valid and enforceable right or license to use all other Intellectual Property and technology used in the conduct of the business, and all such licensed Intellectual Property and technology will not cease to be valid and enforceable rights of the Company or any of its Subsidiaries by reason of the execution, delivery and performance of this Agreement or by any ancillary agreement executed in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby. Without limiting the foregoing, the technology and the products that the Company or any of its Subsidiaries owns or purports to own have been (i) developed by employees of the Company or the Subsidiary, as applicable, within the scope of their employment and all such employees have assigned their rights to the Company or its Subsidiaries pursuant to enforceable written agreements, (ii) developed by independent contractors or agents who have assigned their rights to the Company or any of its Subsidiaries, as applicable, pursuant to enforceable written agreements, or (iii) otherwise acquired by the Company or any of its Subsidiaries, as applicable, from third parties that assigned all Intellectual Property in each such technology to the Company or its Subsidiaries, respectively. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, mask work registration or mask work application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Entity from which the patent or applicable registration issued or before which the application or application for registration is pending. The Company and its Subsidiaries have taken all actions necessary to maintain and protect the Owned Intellectual Property and their rights in the Licensed Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use.

(g) To the knowledge of the Seller or the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property or Licensed Intellectual Property. The Company and its Subsidiaries have taken reasonable steps as disclosed in the Disclosure Letter to maintain the confidentiality of all confidential Intellectual Property. To the knowledge of the Seller or the Company: (i) there has been no misappropriation of any trade secrets or other confidential Intellectual Property used in connection with and material to the Company’s or any of its Subsidiaries’ business by any person; (ii) no employee, independent contractor or agent of the Company or any Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company’s or any of its Subsidiaries’ business; and (iii) no employee, independent contractor or agent of the Company or any Subsidiary is in default or breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Owned Intellectual Property.

(h) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property and the Licensed Intellectual Property.

Section 3.21. Employee Matters.

(a) The Disclosure Letter contains a true and complete list of each equity-incentive, severance, employment, change-in-control, fringe benefit, collective labor, bonus, incentive, deferred compensation, retiree welfare, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements (including any funding mechanism now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, (i) under which any current or former employee, director, officer or consultant of any of the Company and its Subsidiaries (the “Employees”) has any present or future right to benefits and which are contributed to, entered into, sponsored by or maintained by any of the Company and its Subsidiaries or (ii) under which any of the Company and its Subsidiaries has had or has any present or future liability (actual, contingent or otherwise). All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans.”

(b)(i) Each Benefit Plan has been established and administered in accordance with its terms and in compliance with Applicable law; (ii) no event has occurred and no condition exists that would subject any of the Company and its Subsidiaries to any tax, fine, lien, penalty or other liability imposed by Applicable law; (iii) there is no present intention that any Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Benefit Plan at any time within the twelve months immediately following the date hereof; (iv) no Benefit Plan provides for loans to employees; and (v) all contributions required to be made under any Benefit Plan pursuant to its terms or Applicable Law have been timely made or have been reflected in the Financial Statements.

(c) With respect to any Benefit Plan: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Seller or the Company, threatened; (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims; and (iii) no administrative investigation, audit or other administrative proceeding by Governmental Entities are pending, threatened or in progress.

(d) No Benefit Plan exists that, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (whether alone or in connection with any other events), could result in (i) the payment to any Employee of any money or other property, (ii) the provision of any benefits or other rights of any Employee, or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee.

(e) There has been no amendment to, written interpretation of or announcement (whether or not written) by any of the Company and its Subsidiaries relating to, or any change in employee participation or coverage under, any Benefit Plan that would increase the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. Except as set forth in the Disclosure Letter, each of the Benefit Plans may be amended or terminated at any time without incurring any liability other than in respect of claims incurred prior to such amendment or termination.

(f) Except as set forth in the Disclosure Letter, each of the Company and its Subsidiaries has complied with all Applicable law relating to social security funds and housing welfare funds, including obtaining social security registration certificates and paying all amounts required to fund such social security funds and housing welfare funds.

Section 3.22. Labor Matters. Except as set forth in the Disclosure Letter, none of the Company and its Subsidiaries is a party to or otherwise bound by any collective labor agreement or agreement with a labor union or other labor organization, nor is the Company or any Subsidiary the subject of any proceeding or claim asserting that the Company or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Seller or the Company, threatened, nor has there been during the past three years, any labor union organizing activity, or any labor strike, dispute with any labor union or labor organization, walkout, work stoppage, slow-down or lockout involving the Company or any Subsidiary. The Seller and the Company have provided to the Buyer true and complete copies of any labor or collective labor agreements to which the Company or any Subsidiary is party or by which any of them is otherwise bound.

Section 3.23. Loans. Except as set forth in the Disclosure Letter, none of the Company or its Subsidiaries, directly or indirectly (i) has any outstanding extension of credit, in the form of a personal loan or in any other manner, to or for the Seller, director or officer of the Company or equityholder, director or officer of the Company’s Subsidiaries, or to or for any family member or Affiliate of the foregoing; or (ii) made any material modification, including any renewal thereof, to any term of any personal loan currently outstanding to the Seller, director or officer of the Company or equityholder, director or officer of the Company’s Subsidiaries, or any family member or Affiliate of the foregoing.

Section 3.24. Certain Transactions. Except as set forth in the Disclosure Letter, (i) none of the Company or its Subsidiaries is indebted, either directly or indirectly, to the Seller or any of the Seller’s Affiliates in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses, (ii) the Seller or any of the Seller’s Affiliates is not indebted to any of the Company or its Subsidiaries, (iii) the Seller or any of the Seller’s Affiliates has no direct or indirect ownership interest, or contractual relationship, with any Person with which any of Company or its Subsidiaries has a business relationship or any Person which, directly or indirectly, competes with any of the Company or its Subsidiaries, and (iv) except as otherwise disclosed in the Disclosure Letter, the Seller or any of the Seller’s Affiliates (other than the Company), is not, directly or indirectly, a party to or otherwise an interested party with respect to any agreement (or, to the knowledge of the Seller or the Company, any oral agreement) with any of the Company or its Subsidiaries.

Section 3.25. Prohibited Payments. None of the Company or its Subsidiaries or any equityholder, director, officer, employee, representative or agent or other Person associated with or acting on behalf of the Company or any of its Subsidiaries, excluding the Buyer and any director, officer, employee, representative or agent of the Buyer or acting on behalf of the Buyer, has (a) made any unlawful contribution, gift, entertainment or other unlawful expenses relating to a political activity, (b) made any direct or indirect unlawful payment (in cash, property or otherwise) to any foreign or domestic government official or employee, political party or official, or candidate for political office, (c) violated or is in violation of any provisions of applicable anti-corruption or anti-bribery laws and regulations, or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.26. Environmental Matters. Except as set forth in the Disclosure Letter:

(a) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws and has not violated in any material respect any such laws, and possesses and complies in all material respects with all Environmental Permits required under such laws and has not violated in any material respect any such permits; to the knowledge of the Seller and the Company, there are no circumstances, conditions or events that could reasonably be expected to prevent any of the Company and its Subsidiaries from (or materially increase the burden on any of the Company and its Subsidiaries of) complying with applicable Environmental Laws or obtaining, renewing, or complying with all Environmental Permits required under such laws;

(b)(i) none of the Company or its Subsidiaries have received any Environmental Claim that has not been fully and finally resolved; and (ii) to the knowledge of the Seller and the Company, there is not any threatened Environmental Claim, or any circumstances, conditions or events that could reasonably be expected to result in an Environmental Claim, against any of the Company or any Subsidiary;

(c) none of the Company or its Subsidiaries have entered into any consent decree or other agreement with any Governmental Entity under any Environmental Law, and none of the Company or its Subsidiaries are subject to any outstanding judgment, decree, order or similar requirement relating to compliance with any Environmental Law or to Hazardous Substances;

(d) there are and have been no Hazardous Substances, or other conditions, at any property currently or formerly owned, leased, operated, or otherwise used (including any location used for the storage, disposal, recycling or other handling of any Hazardous Substances) by any of the Company and its Subsidiaries that could reasonably be expected to give rise to any material liability of any of the Company and its Subsidiaries under any Environmental Law or result in material costs to any of the Company and its Subsidiaries arising out of any Environmental Law; and

(e)(i) none of the Company or its Subsidiaries have assumed or retained, by agreement, operation of law, or otherwise, any obligation under any Environmental Law or concerning any Hazardous Substance, that could reasonably be expected to be material to any of the Company and its Subsidiaries; and (ii) each of the foregoing representations and warranties also applies to any Person for which any of the Company and its Subsidiaries has assumed or retained responsibility, whether by contract, operation of law, or otherwise.

Section 3.27. Taxes. Except as indicated in the Disclosure Letter:

(a) Each of the Company and its Subsidiaries has (i) timely filed or will timely file (taking into account all applicable extensions of time for filing) all Tax Returns required to be filed by or with respect to the Company or the Subsidiary through the Closing

Date, and all such Tax Returns are true, correct and complete in all material respects and (ii) paid all Taxes due and payable with respect to any taxable period or portion thereof ending on or before the Closing Date.

(b) There is no Tax deficiency asserted against the Company or any Subsidiary, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any Taxes of the Company and its Subsidiaries. No audit or investigation of any Tax Return is currently underway or pending, or to the knowledge of the Seller or the Company, threatened, with respect to the Company or any of its Subsidiaries.

(c) No Encumbrances for Taxes exist with respect to any of the assets or properties of the Company or any Subsidiary, except for statutory liens for Taxes not yet due and payable.

(d) Each of the Company and its Subsidiaries has withheld or collected and timely paid over to the appropriate Governmental Entities (or are properly holding for such payment) all Taxes required by Applicable Law to be withheld or collected.

(e) None of the Company or its Subsidiaries has any liability for the Taxes of another Person (other than the Company or any Subsidiary) as a transferee or successor, by contract or otherwise.

(f) Each of the Company and its Subsidiaries has, in accordance with Applicable law, duly registered with the relevant Governmental Entities, has obtained and maintained the validity of all national and local tax registration certificates and has complied with all requirements imposed by such Governmental Entities. No submissions made to any Governmental Entity in connection with obtaining Tax exemptions contained any misstatement or omission that would have affected the granting of such Tax exemptions. The Seller and the Company have provided to the Buyer true and correct copies of (i) all Tax Returns of the Company and its Subsidiaries, (ii) the portions of any audit report issued relating to any adjustments of any of the Company and its Subsidiaries, and (iii) all applications of the Company and its Subsidiaries to qualify for Tax exemptions, in each case, if applicable, relating to the taxable periods 2007.

(g) None of the Company or its Subsidiaries is subject to taxation in any jurisdiction other than the PRC, and no claim has been made in any jurisdiction other than the PRC with respect to the foregoing.

Section 3.28. Insurance. The insurance obtained by each of the Company and its Subsidiaries are listed in Schedule 3.28. The Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects. There are no claims by the Company and its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. None of the Company or its Subsidiaries has been refused any insurance coverage sought or applied for, and the Seller has no reason to believe that any of the Company and its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.29. Litigation. Except as set forth in the Disclosure Letter, (i) none of the Company or its Subsidiaries is engaged in, or a party to, or, to the knowledge of the Seller or the Company, threatened with, any legal action, dispute, claim, suit, investigation or other proceeding by or before any Governmental Entity or arbitration that could reasonably be expected to result in damages in an amount in excess of US$1,000,000 or otherwise interfere in any material respect with the conduct of their respective business as currently conducted and (ii) there are no outstanding orders, rulings, decrees, judgments, settlements, stipulations or similar agreements by, with or subject to any Governmental Entity (other than through general application) binding upon any of the Company and its Subsidiaries or their respective assets, properties or rights.

Section 3.30. Sufficiency. The Company’s assets as of the date hereof include all the assets of the Company and its Subsidiaries used in and necessary or advisable for the conduct of their respective business in the same manner and to the same extent as heretofore conducted by the Company and its Subsidiaries.

Section 3.31. Disclosure. The Seller and the Company have fully provided the Buyer with all the information that the Buyer has requested in connection with the transactions contemplated by this Agreement and all information that a reasonable investor would likely deem important in determining whether to consummate such transactions. No information or materials provided by the Seller or the Company to the Buyer in connection with the negotiation and execution of this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller with respect to themselves as follows:

Section 4.1. Organization and Standing. The Buyer has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation, with power and authority (corporate and other) to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

Section 4.2. Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated by this Agreement are within its powers and authorities (corporate or other) and have been duly authorized by all necessary action (corporate or other) on the part of the Buyer. This Agreement has been duly authorized, executed and delivered by the Buyer, and constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3. No Conflicts. The execution, delivery and performance by the Buyer with all of the provisions of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) result in a violation of the provisions of its Organizational Documents, (b) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute (with or without the giving of notice, the lapse of time or both) a default under, any agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (c) result in a violation of any Applicable Law, except in the case of clauses (b) or (c), to the extent that any such events could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.4. Absence of Further Requirements. No consent, approval, authorization, order, registration, filing or qualification of or with any third party or Governmental Entity having jurisdiction over the Buyer or any of its properties or assets is required for the consummation by the Buyer of the transactions contemplated by this Agreement, except such consents, approvals, authorizations, orders, registrations, filings or qualifications as have been duly obtained or made by the Buyer, and are in full force and effect.

Section 4.5. No Legal Proceedings. There is no legal action, dispute, claim, suit, investigation or other proceeding by or before any Governmental Entity or arbitration pending, or to the knowledge of the Buyer, threatened against the Buyer (a) seeking to restrain or prohibit the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Buyer or (b) that could reasonably be expected to have a material adverse effect on the ability of the Buyer to perform their obligations under or consummate the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1. Further Actions. Each of the parties hereto agrees to cooperate with each other party and use their reasonable best efforts to facilitate the consummation of the transactions contemplated under this Agreement as promptly as practicable. Without limiting the foregoing, the parties shall:

(a) execute or cause to be executed such further documents and take or cause to be taken such further actions as may be reasonably necessary or proper to carry out effectively the provisions of this Agreement and the transactions contemplated hereby;

(b) use their reasonable best efforts to cause all conditions specified in Article VI to be satisfied on or prior to the Closing Date;

(c) obtain and to cooperate with each other party in obtaining any consent, approval, authorization or order of, or making any registration, filing or qualification with, any third party or Governmental Entity required in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.2. Notice of Certain Events. Each of the parties hereto shall promptly notify the other parties hereto of (a) any notice or other communication from any Person alleging that the consent, approval, authorization, order, registration, filing or qualification of or with such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or communication from any Governmental Entity relating to or in connection with the transactions contemplated by this Agreement, (c) any legal action, dispute, claim, suit, investigation or other proceeding by or before any Governmental Entity or arbitration commenced or, to such party’s knowledge, threatened relating to or otherwise affecting the ability of the Buyer, the Company or the Seller to perform their respective obligations under this Agreement or the consummation of the transactions contemplated herein and (d) any other events that could reasonably be expected to have a material effect on the transactions contemplated by this Agreement.

Section 5.3. Inter-Company Agreements

The Buyer agrees that it shall not, and it shall cause the Company and the Subsidiaries to not, terminate those contracts which are fully disclosed to the Buyer and currently existing between the Company or the Subsidiaries with its Affiliates.

Section 5.4. Employees

After the Closing, the Buyer agrees to use reasonable efforts to procure the Company and its Subsidiaries to perform their respective obligations under the existing employment agreements with their employees. The Seller shall not and shall procure its Affiliates not to hire, within four (4) years after the Closing Date, any key employees of the Company or the Subsidiaries mutually agreed to by the Seller and the Buyer. The Seller agrees to use reasonable efforts to assist the Buyer in entering into mutually acceptable employment or service agreements with the general manager and certain key employees of the Company or the Subsidiaries, as mutually determined by the Seller and the Buyer, to provide management and customer relations services to Buyer during a limited transition period after the Closing Date.

Section 5.5. Assignment of Website

The Seller agrees to procure Interserv International Inc. to assign its website, www.is-games.com, to Buyer, as soon as possible and no later than one (1) month after Closing.

Section 5.6. Use of “InterServ” Company Name

The Seller agrees to cause its Affiliate, InterServ International Inc. to grant the Company, IS Shanghai, IS Chengdu and the Buyer’s Affiliate incorporated in the United States (i) the right to use the trade name “InterServ” (in Chinese “ ”) by adding “China” or “USA” (as the case may be) in their company names in the PRC and USA for a period of five (5) years after the Closing Date and (ii) the right to use the current logo of InterServ International Inc. by adding “China” or “USA” (as the case may be), a copy of which is attached as Schedule 5.6, in their respective operations for a period of two (2) years after the Closing Date. The consideration for using the above trade name and logo shall be included in the Purchase Price as provided in Section 2.2 of this Agreement. The parties agree to separately enter into an agreement addressing the terms and conditions for licensing the trade name and logo provided in this section.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligation of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Pre-Closing Date, of each of the following conditions and the continuous fulfillment of each of the following conditions at the Closing Date:

(a) (i) Each of the representations and warranties made by the Seller and the Company hereunder, (A) to the extent qualified by materiality, shall be true and correct and (B) to the extent not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(ii) The Buyer shall have received a certificate of the Seller and the Company, dated the Closing Date and executed by the duly authorized executive officer of the Seller or, in the case of the Company, a duly authorized executive officer of the Company, certifying that each of the representations and warranties contained in this Agreement (A) to the extent qualified by materiality, true and correct and (B) to the extent not so qualified, true and correct in all material respects, in each case on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(b) Each of the Seller and the Company shall have performed and complied in all material respects with each of the agreements, covenants, conditions and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Buyer shall have received a certificate of the Seller and the Company, dated the Closing Date and executed by the Seller or, in the case of the Company, an executive officer of the Company, to the foregoing effect.

(c) There shall be no legal action, dispute, claim, suit, investigation or other proceeding by or before any Governmental Entity or arbitration pending, no restraining order, injunction, cease and desist order or other legal restraint or prohibition (whether temporary, preliminary or permanent) of any Governmental Entity in effect, and no statute, rule, regulation or order promulgated or enacted by any Governmental Entity, that would restrain, prohibit, materially modify or invalidate the transactions contemplated by this Agreement.

(d) Each consent, approval, authorization, order, registration, filing or qualification of or with any third party or Governmental Entity required in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained or made, as applicable, and shall be in full force and effect.

(e) The shareholders of InterServ International Inc., the ultimate shareholder of the Seller, shall have approved the execution and performance of this Agreement and consummation of the transactions contemplated herein through a duly convened shareholder meeting.

(f) The Company and its Subsidiaries’ indebtedness to the Seller’s Affiliates shall have been completely forgiven as of Closing.

(g) There shall not have occurred and be continuing any material breach or violation of this Agreement on the part of the Seller.

Section 6.2. Conditions to Obligation of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) The shareholders of InterServ International Inc., the ultimate shareholder of the Seller, shall have approved the execution and performance of this Agreement and consummation of the transactions contemplated herein through a duly convened shareholder meeting.

(b) (i) Each of the representations and warranties made by Buyer hereunder, (A) to the extent qualified by materiality, shall be true and correct and (B) to the extent not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(ii) The Sellers shall have received a certificate of the Buyer, dated the Closing Date and executed by the duly authorized executive officer of the Buyer certifying that each of the representations and warranties contained in this Agreement (A) to the extent qualified by materiality, true and correct and (B) to the extent not so qualified, true and correct in all material respects, in each case on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(c) There shall be no legal action, dispute, claim, suit, investigation or other proceeding by or before any Governmental Entity or arbitration pending, no restraining order, injunction, cease and desist order or other legal restraint or prohibition (whether temporary, preliminary or permanent) of any Governmental Entity in effect, and no statute, rule, regulation or order promulgated or enacted by any Governmental Entity, that would restrain, prohibit, materially modify or invalidate the transactions contemplated by this Agreement.

(d) Each consent, approval, authorization, order, registration, filing or qualification of or with any third party or Governmental Entity required in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained or made, as applicable, and shall be in full force and effect.

(e) There shall not have occurred and be continuing any material breach or violation of this Agreement on the part of the Buyer.

ARTICLE VII

TERMINATION

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date in the event that:

(a) by the mutual written consent of the Seller and the Buyer;

(b) by the Buyer, prior to Closing, if there has been a material misrepresentation or material breach on the part of the Seller or the Company in the representations, warranties, covenants or agreements set forth in this Agreement that would result in a failure to satisfy the closing conditions set forth in Section 6.1, which is not cured within thirty (30) days after the Seller has been notified in writing by the Buyer of its intent to terminate this Agreement pursuant to this Section 7.1(b) (which notice shall include a brief description of the misrepresentation or breach);

(c) by either the Seller or the Buyer if the Closing shall not have occurred by March 31, 2009; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

(d) by the Buyer or the Seller if any permanent injunction or statute, rule, regulation or order by any Governmental Entity of competent jurisdiction restraining, prohibiting or invalidating the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable.

Section 7.2. Liabilities in the Event of Termination. In the event of any termination of this Agreement in accordance with Section 7.1, this Agreement (except for the provisions of this Section 7.2 and Sections 8.1, 9.1, 9.2, 9.6, 9.9, 9.10, 9.13 and 9.14) shall become null and void and of no further force and effect and there shall be no liability or obligation hereunder on the part of any party as a result of such termination; provided that notwithstanding any such termination, each party shall be liable to the other parties for any Losses arising from any breach of this Agreement by such party prior to such termination. The Buyer further agrees that in the event of termination of this Agreement in accordance with Section 7.1, unless required by the applicable law or any competent regulatory authorities or stock exchanges, it shall, and shall cause its agents, representatives, Affiliates, employees, officers and directors to treat and hold as confidential (and not disclose, use for its own benefit, or provide access to any Person) all information relating to Intellectual Property and all other confidential or proprietary information of the Company and its Subsidiaries, except for the information publicly available or available to these parties from other sources without breaching any confidentiality obligation to the Seller or its Affiliates.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Survival

(a) Each of the representations and warranties set forth in this Agreement or in any certificate delivered in connection with the consummation of the transactions contemplated by this Agreement shall survive the Closing Date and remain in full force and effect for a period of one year from such date, other than the representations and warranties contained in Sections 3.1, 3.2 and 3.4, which shall survive the Closing Date and remain in full force and effect for an indefinite period of time.

(b) The covenants and agreements set forth in this Agreement that are stated to be performed or to be complied with on or prior to the Closing Date shall not survive the Closing Date. All other covenants and agreements set forth herein shall survive the Closing Date until fully discharged in accordance with their terms.

Section 8.2. Indemnification by the Seller. From and after the Closing Date, the Seller shall indemnify, the Buyer, its Affiliates and their respective shareholders, members, partners, directors, officers, employees, representatives and agents, and the successors and assigns of the foregoing (each a “Buyer Party”) and the Company, its Affiliates and their respective shareholders, members, partners, directors, officers, employees, representatives and agents, and the successors and assigns of the foregoing (each a “Company Party”), from, against and in respect of all losses, liabilities, taxes, damages, judgments, settlements and expenses, including reasonable fees and expenses of counsel (collectively, “Losses”), incurred or paid by any Buyer Party or Company Party in connection with, finally adjudicated to have resulted from or arising out of (a) the breach of any representation or warranty of the Seller set forth in this Agreement or any certificates delivered by or on behalf of the Seller in connection with the consummation of the transactions contemplated by this Agreement and (b) the breach of any covenant or agreement on the part of the Seller to be performed set forth in this Agreement.

Section 8.3. Indemnification by the Buyer. From and after the Closing Date, the Buyer shall indemnify, defend, protect and hold harmless each Seller, its Affiliates and their respective representatives and agents, and the successors and assigns of the foregoing (each a “Seller Party”) and each Company Party from, against and in respect of all Losses incurred or paid by any Seller Party or Company Party in connection with, finally adjudicated to have resulted from or arising out of (a) the breach of any representation or warranty of the Buyer set forth in this Agreement and (b) the breach of any covenant or agreement on the part of the Buyer to be performed set forth in this Agreement.

Section 8.4. Indemnification by the Company. From and after the Closing Date, the Company shall indemnify each Buyer Party and each Seller Party from, against and in respect of all Losses incurred or paid by any Buyer Party or Seller Party in connection with, finally adjudicated to have resulted from or arising out of (a) the breach of any representation or warranty of the Company set forth in this Agreement or any certificates delivered by or on behalf of the Company in connection with the consummation of the transactions contemplated by this Agreement and (b) the breach of any covenant or agreement on the part of the Company to be performed set forth in this Agreement.

Section 8.5. Notice of Claim. A party entitled to indemnification under this Article VIII (an “Indemnified Party”) shall notify each party obligated to provide indemnification pursuant to this Article VIII (an “Indemnifying Party”) promptly after becoming aware of any Losses that the Indemnified Party shall have determined has given or could give rise to a claim for indemnification under Sections 8.2, 8.3 or 8.4. It is agreed that no delay on the part of the Indemnified Party in notifying any Indemnifying Party of a claim (including any third party claim) will relieve the Indemnifying Party thereby unless and to the extent that the Indemnifying Party is prejudiced by such failure to give notice. If the claim is not a third party claim, the Indemnified Party and the Indemnifying Party shall negotiate in good faith for twenty (20) Business Days to resolve such claim. If the claim is not resolved by the end of such period, the Indemnified Party shall have the right to commence legal proceedings for the enforcement of its rights under Sections 8.2, 8.3 or 8.4.

Section 8.6. Matters Involving Third Parties. If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Sections 8.2, 8.3 or 8.4 asserted by a third party, the Indemnifying Party shall have the right to (a) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party, (b) control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party and (c) to take all other steps or proceedings to settle or defend any such claims; provided that no Indemnifying Party shall, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, effect any settlement or compromise, or consent to the entry of any judgment, with respect to any claim unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from any and all liability with respect to such claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of, any Indemnified Party. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of the notice described in the foregoing sentence, of its election to assert any of its rights to defend any such claim or demand and, after notice of such election, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. If the Indemnifying Party does not elect to assume the defense of any such claim or demand, (A) the Indemnified Party may defend against any such claim in such manner as it may deem reasonably appropriate, at the cost of the Indemnifying Party; provided that the Indemnified Party shall not, without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, effect any settlement or compromise, or consent to the entry of any judgment, with respect to any such claim; and (B) the Indemnifying Party shall have the right to participate in such defense, including with counsel of its choice, at its own expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation. In all cases the Indemnified Party and the Indemnifying Party shall keep each other reasonably informed as to all matters concerning any third party claim, shall promptly notify the other party in writing of any and all significant developments relating thereto and shall cooperate fully with and assist each other in connection with the defense, negotiation or settlement thereof.

Section 8.7. Limitation of Liability.

Notwithstanding anything to the contrary, in no event shall the Seller’s and the Company’s liability arising out of or relating to this Agreement exceed 50% of the Purchase Price in the aggregate. In no event shall either Party be liable for any remote or speculative damages, however caused and under any theory of liability whether based in contract, tort (including negligence), products liability, or otherwise. The foregoing limitations shall apply regardless of whether one Party has been advised of the possibility of such damages and notwithstanding the failure of essential purpose of any limited remedy stated herein.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Expenses, Fees and Taxes

(a) Unless otherwise agreed by the parties, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) Except as otherwise provided in this Agreement, each party shall pay its own income taxes and any other taxes required by Applicable law to be borne by such party. Each party shall pay any stamp duty required to be paid by such party with respect to this Agreement. All other taxes arising in connection with the transactions contemplated by this Agreement shall be paid by each of the Seller and the Buyer in equal proportions.

(c) Any transfer registration fees with respect to the Shares shall be paid by the Seller and the Buyer in equal proportions.

Section 9.2. Notices.

(a) All notices, demands, requests, consents, waivers and other communications required or permitted hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed or telefaxed:

(i)	if to the Buyer, to:

Robin Huang

Address: 8F., Huakong Building , #1 Shangdi East Road,

Haidian District, Beijing, China (100084),the PRC

Tel: 852-10-58851667

Fax: 852-10-58855960

(ii)	if to the Company, to:

Director

Address: 4th Floor, Harbour Centre, Box 613, Grand Cayman,

Cayman Islands, British West Indies.

At any time prior to closing, with a copy to the Seller’s Representative at the address under (iii) below.

(iii)	if to the Seller’s Representative, to:

Sheree Tsao

Address: 11F-1, No. 3-2, Yuan Chiu Street, Nankang District,

Taipei, Taiwan 115, R.O.C.

Tel: 886-2-2655-7000

Fax: 886-2655-7777

(b) Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by internationally recognized courier service or (iv) by telefax, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective).

(c) Each such notice, request or communication shall be effective (i) if mailed, three days after mailing at the address specified in Section 9.2(a) (or in connection with the latest unrevoked written direction from such party), (ii) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in Section 9.2(a) (or in connection with the latest unrevoked written direction from such party), and (iii) if given by telefax, when such telefax is transmitted to the telefax number specified in Section 9.2(a) (or in connection with the latest unrevoked written direction from such party), and the appropriate confirmation is received.

Section 9.3. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company, the Buyer and the Seller; provided that no amendment to this Agreement that would materially and adversely effect the rights of any Seller hereunder will be effective as to the Seller unless the Seller shall have consented in writing thereto. Any of the parties hereto may, by an instrument in writing signed on behalf of such party, waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. No delay or failure on the part of a party in enforcing any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 9.4. Successors and Assigns. None of the parties may assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Company, the Seller, the Buyer and their respective permitted successors and assigns.

Section 9.5. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede upon its becoming effective any prior agreement or understanding among or between them with respect to such subject matter.

Section 9.6. No Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 9.7. Currency. All payments in relation to the Purchase Price to be made hereunder shall be made in U.S. Dollars unless otherwise required by Applicable Law.

Section 9.8. Specific Performance. The parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, the parties agree that each party shall be entitled to seek injunctive and other equitable relief from any court of competent jurisdiction to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which it is entitled at law or in equity.

Section 9.9. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

Section 9.10. Settlement of Disputes. In the event that a dispute arises in connection with the interpretation or implementation of this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved through consultations within sixty (60) days after any party has served a written notice on the other parties requesting the commencement of consultations, then any party may submit the dispute for arbitration to the Hong Kong International Arbitration Centre in accordance with its arbitration rules in force at the time a particular dispute is submitted for arbitration, which rules shall be deemed to have been incorporated by reference into this Section 9.10. All proceedings in any such arbitration shall be conducted in English. The arbitration award shall be final, binding and non-appealable on the parties. The costs of arbitration shall be borne by the losing party or parties unless otherwise determined by the arbitration award. When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the parties shall continue to exercise their other respective rights and fulfill their other respective obligations under this Agreement.

Section 9.11. Non-competition and First Right.

(a) Non-Competition

The Seller covenants that with respect to the development of massively multiplayer online games (“MMOGs”) in the PRC and Korea and the art work outsourcing business worldwide (“Competitive Business”), for a period of two (2) years following the Closing Date, (the “Restricted Period”), the Seller shall not, and shall procure its Affiliates not to, directly or indirectly:

(i) engage in, manage, operate, invest or participate in or control any Competitive Business except that the Seller and its Affiliates are not prohibited from indirectly holding a minority equity interest in an entity engaging in the Competitive Business provided however that the Seller and its Affiliates shall not have any involvement in the Competitive Business other than protecting and/or exercising rights, entitlements or interests arising from the above minority equity;

(ii) enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business; or

(iii) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers of the Company or its Affiliates.

(b) First Right

The parties hereto agree that the Seller and its Affiliates may develop console games world wide and develop MMOGs outside the PRC and Korea during the Restricted Period provided that (i) before any console game is published worldwide or before any MMOG is published in the PRC, the Seller or its Affiliates shall first offer to the Buyer the publishing rights to such game by providing a written notification to the Buyer which shall include price, payment schedule and main terms of publishing right, and (ii) only in the event that the Buyer has rejected Seller or its Affiliates’ offer or failed to provide them with a response within thirty (30) days of the date of their written notification to Buyer, the Seller and its Affiliates may grant to a third party publishing rights to such game, provided however that:

(i) the final terms of the license or the publishing rights shall not be more favorable to any terms (including price, payment schedule, development schedule and main terms of publishing rights) previously offered to the Buyer or its Affiliates (for the avoidance of confusion, if the Seller or its Affiliates are to offer any third party any terms more favorable than those previously offered to the Buyer, then they must re-offer such more favorable terms to the Buyer following the above 30-day period procedures), and

(ii) in the event that the Buyer has reasonable doubt of Seller’s breach of offering most favorable terms under this section and for the purpose of auditing such breach, the Buyer is entitled to appoint an independent auditor or lawyer or other professionals to review the final agreements and terms of licensing the publishing rights between the Seller or its Affiliates with the third party (provided that such professional party shall abide by its ethical requirement regarding confidentiality), and the Seller shall and shall procure its Affiliates to provide reasonable and necessary access to the books and records and other necessary assistance. Unless a breach is found, the independent auditor, lawyer and other professionals shall not reveal the individual terms and conditions under the final agreements. The auditing exercise provided in this section shall be limited to one (1) time for each transaction.

(c) With respect to the artwork contracts entered into by the Seller’s Affiliates prior to the date hereof, the parties hereto agree that (i) the Seller shall use its best efforts to procure the assignment of all those contracts from its Affiliates to the Company’s Subsidiaries; and (ii) if the contractual counterparties thereto do not agree to the above assignment, the Seller’s Affiliates may continue to be parties to these contracts and in such case each of the Seller’s Affiliates shall use its best efforts, subject to the applicable contracts, to subcontract the performance of all its contractual obligations under these contract to the Company’s Subsidiaries at terms mutually agreed by such Seller’s Affiliate and the Buyer, and the Buyer agrees that it shall cause the Company and its Subsidiaries to perform such contracts at terms mutually agreed by such Seller’s Affiliate and the Buyer.

(d) Unless otherwise provided under Section 5.4 of this Agreement, during the Restricted Period, the Seller shall not, and shall procure its Affiliates not to, directly or indirectly solicit or encourage any employee of the Company or any Subsidiary to leave the employment of the Company or the Subsidiaries.

(e) During the Restricted Period, the Seller shall not, and shall procure its Affiliates not to, directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company.

Section 9.12. Confidentiality

(a) Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person) all information relating to Intellectual Property and all other confidential or proprietary information with respect to the Company and its Subsidiaries, (ii) in the event that the Seller or any such agent, representative, Affiliates, employee, officer or director becomes legally compelled to disclose any such information, provide Buyer with prompt written notice of such requirement so that Buyer or the Company may seek a protective order or other remedy or waive compliance with this Section 9.12, (iii) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 9.12, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or Buyer any and all copies (in whatever form or medium) of all such confidential information then in the possession of Seller or any of its agents, representatives, Affiliates, employees, officers and directors and, destroy any and all additional copies then in the possession of Seller or any of its agents, representatives, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller, its agents, representatives, Affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

(b) Neither any party hereto nor any of their representatives shall directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other Party’s name or refer to the other Party directly or indirectly in connection with the other Party’s relationship with such Party in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party, unless required by Applicable Law.

Section 9.13. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future Applicable Law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any Applicable Law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

Section 9.14. Headings, Internal References. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for convenience and reference purposes only and shall not be deemed to alter or affect in any way the meaning or interpretation of any provisions of this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 9.15. Counterparts and Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GLOBAL INTERSERV (BVI) INC.

By:	/s/ Sheree Tsao
Name: Sheree Tsao
Title:

GLOBAL INTERSERV (CAYMANS) INC.

By:	/s/ Sheree Tsao
Name: Sheree Tsao
Title:

PERFECT GAME HOLDING LIMITED

By:	/s/ Yufeng Chi
Name: Yufeng Chi
Title: Chairman and Chief Executive Officer

Schedule 2.3(a)(iii)

Consents required for Material Contract

2

Schedule 2.3(a)(vi)

Short form of share purchase agreement

3

Schedule 3.3

Government Filings

1.	Public announcement of execution of this Agreement, which should be announced on the day executing this Agreement.

2.	Divestment of PRC investment to Investment Commission, Ministry of Economic Affairs, which should be filed after Closing.

4

Schedule 3.9

Capitalization and Ownership of Subsidiaries

1.	, with the authorized capital of USD 4,460,000.

2.	, with the authorized capital of RMB 2,500,000.

5

Schedule 3.13(a)(x)

Sample agreements with directors or key employees

6

Schedule 3.28

Insurance

Insurance Policies for IS Chengdu:

(a) Insurance policy of compulsory traffic accident liability for motor vehicles.

(b) Insurance policy for motor vehicles of PICC Property and Casualty Company Limited.

7

Schedule 5.6

InterServ Logo

8